EXHIBIT 2


	__________________________________________________________



             AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION


                                Between

                        RED DOG ACQUISITION, CORP.

                                  and

                        BLOUNT INTERNATIONAL, INC.



                        Dated as of April 18, 1999





	__________________________________________________________

TABLE OF CONTENTS                                                     Page


        ARTICLE I       THE MERGER                                      2

SECTION 1.1  The Merger                                                 2
SECTION 1.2  Closing; Effective Time                                    2
SECTION 1.3  Effects of the Merger                                      2
SECTION 1.4  Certificate of Incorporation; By-Laws                      3
SECTION 1.5  Directors and Officers                                     3

	ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL
                        STOCK OF THE CONSTITUENT CORPORATIONS           3

SECTION 2.1  Effect on Capital Stock                                    3
SECTION 2.2  Treatment of Employee Options                              4
SECTION 2.3  Appraisal Rights                                           5
SECTION 2.4  Company Common Stock Elections                             5
SECTION 2.5  Proration                                                  7
SECTION 2.6  Exchange of Certificates                                   9

	ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12

SECTION 3.1  Organization and Qualification; Subsidiaries               12
SECTION 3.2  Certificate of Incorporation and By-laws                   13
SECTION 3.3  Capitalization                                             13
SECTION 3.4  Authority Relative to This Agreement                       14
SECTION 3.5  No Conflict; Required Filings and Consents                 15
SECTION 3.6  Compliance                                                 16
SECTION 3.7  SEC Filings; Financial Statements; Liabilities             16
SECTION 3.8  Absence of Certain Changes or Events                       17
SECTION 3.9  Absence of Litigation                                      17
SECTION 3.10  Employee Benefit Plans                                    18
SECTION 3.11  Tax Matters                                               20
SECTION 3.12  Form S-4; Proxy Statement                                 21
SECTION 3.13  Labor Matters                                             22
SECTION 3.14  Properties                                                22
SECTION 3.15  Environmental Matters                                     23

SECTION 3.16  Intellectual Property                                     25
SECTION 3.17  Year 2000                                                 25
SECTION 3.18  Opinion of Financial Advisor                              26
SECTION 3.19  Brokers                                                   26
SECTION 3.20  Takeover Statutes; Rights Plans                           26

        ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF NEWCO         26

SECTION 4.1  Corporate Organization                                     26
SECTION 4.2  Authority Relative to This Agreement                       26
SECTION 4.3  No Conflict; Required Filings and Consents                 27
SECTION 4.4  Form S-4; Proxy Statement                                  28
SECTION 4.5  Brokers                                                    29
SECTION 4.6  Financing                                                  29
SECTION 4.7  Operations of Newco                                        29
SECTION 4.8  Ownership of Company Common Stock.                         30

        ARTICLE V       CONDUCT OF BUSINESS PENDING THE MERGER          30

SECTION 5.1  Conduct of Business of the Company Pending the Merger	30

        ARTICLE VI      ADDITIONAL AGREEMENTS                           33

SECTION 6.1  Stockholders Meeting                                       33
SECTION 6.2  Form S-4 and Proxy Statement                               33
SECTION 6.3  Resignation of Directors                                   34
SECTION 6.4  Access to Information; Confidentiality                     34
SECTION 6.5  No Solicitation of Transactions                            35
SECTION 6.6  Employment and Employee Benefits Matters                   37
SECTION 6.7  Directors' and Officers' Indemnification and Insurance	38
SECTION 6.8  Further Action; Efforts                                    39
SECTION 6.9  Public Announcements                                       43
SECTION 6.10  Listing                                                   43
SECTION 6.11  Letter as to Solvency                                     43
SECTION 6.12  Affiliates                                                44
SECTION 6.13  Third Party Standstill Agreements; Tortious Interference	44

        ARTICLE VII     CONDITIONS OF MERGER                            44

SECTION 7.1  Conditions to Obligation of Each Party to Effect the Merger44
SECTION 7.2  Conditions to Obligations of Newco                         45
SECTION 7.3  Conditions to Obligations of the Company                   46

        ARTICLE VIII    TERMINATION, AMENDMENT AND WAIVER               47

SECTION 8.1  Termination                                                47
SECTION 8.2  Effect of Termination                                      49
SECTION 8.3  Fees and Expenses                                          50
SECTION 8.4  Amendment                                                  50
SECTION 8.5  Waiver                                                     50

        ARTICLE IX      GENERAL PROVISIONS                              51

SECTION 9.1  Non-Survival of Representations, Warranties and Agreements	51
SECTION 9.2  Notices                                                    51
SECTION 9.3  Certain Definitions                                        52
SECTION 9.4  Severability                                               54
SECTION 9.5  Entire Agreement; Assignment                               54
SECTION 9.6  Parties in Interest                                        54
SECTION 9.7  Governing Law                                              54
SECTION 9.8  Headings                                                   54
SECTION 9.9  Counterparts                                               55
SECTION 9.10  Specific Performance; Jurisdiction                        55






Exhibit A - Certificate of Incorporation of the Company

Exhibit B - By-laws of the Company

Exhibit C - Form of Company Affiliate Letter

 	INDEX OF PRINCIPAL TERMS



Affected Employees                                                      37
Agreement                                                               1
Bank Commitment Letter                                                  29
Cash Election Price                                                     4
Cash Proration Factor                                                   8
Certificate of Incorporation                                            3
Certificate of Merger                                                   2
Certificates                                                            9
Closing                                                                 2
Closing Date                                                            2
Code                                                                    18
Company                                                                 1
Company Affiliated Group                                                20
Company Class A Common Stock                                            1
Company Class B Common Stock                                            1
Company Common Stock                                                    1
Company Plans                                                           18
Company Preferred Stock                                                 13
Company Securities                                                      14
Company's Benefits Protection Trust                                     20
Confidentiality Agreement                                               35
Contribution Amount                                                     29
Controlled Group                                                        18
Costs                                                                   38
Debt Financings                                                         29
DGCL                                                                    2
Disclosure Schedule                                                     12
Dissenting Shares                                                       5
DOJ                                                                     40
Effective Time                                                          2
Electing Shares                                                         4
Election Date                                                           6
Employee Option                                                         5
Employment Agreements                                                   18
ERISA                                                                   18
Exchange Act                                                            6
Exchange Agent                                                          6
Exchange Fund                                                           11
Financial Advisor                                                       26
Financings                                                              29
Form 10-K                                                               16
Form of Election                                                        6
Form S-4                                                                15

FTC                                                                     40
Governmental Entity                                                     15
HSR Act                                                                 15
Indemnified Parties                                                     38
Intellectual Property                                                   25
Listing                                                                 43
Management Agreements                                                   1
Material Adverse Effect                                                 12
Merger                                                                  1
Merger Consideration                                                    3
New Certificates                                                        9
New Employment Agreements                                               1
Newco                                                                   1
Non-Cash Election                                                       6
Non-Cash Election Number                                                7
Non-Cash Election Shares                                                1
Non-Cash Proration Factor                                               8
NYSE                                                                    6
Parent                                                                  1
Parent Commitment Letter                                                29
Policies                                                                38
Principal Stockholder                                                   1
Proxy Statement                                                         21
Rabbi Trust                                                             20
Real Properties                                                         22
Representatives                                                         35
Rule 145                                                                1
SEC                                                                     1
SEC Reports                                                             16
Securities                                                              1
Securities Act                                                          15
Senior Notes                                                            41
Severance Plans                                                         18
Shares                                                                  1
Stockholder Agreement                                                   1
Stockholders Meeting                                                    33
Subsidiary                                                              53
Superior Proposal                                                       36
Surviving Corporation                                                   2
Takeover Proposal                                                       36
Tax Return                                                              21
Taxes                                                                   21
Termination Date                                                        48
Termination Fee                                                         50
The Blount, Inc. Executive Life Insurance Plan                          20

	AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION


AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION, dated as of April 18, 1999 (this "Agreement"), between RED DOG ACQUISITION, CORP., a Delaware corporation ("Newco"), and a wholly-owned subsidiary of LEHMAN BROTHERS MERCHANT BANKING PARTNERS II L.P., a Delaware limited partnership ("Parent"), and BLOUNT INTERNATIONAL, INC., a Delaware corporation (the "Company").

WHEREAS, the respective Boards of Directors of the Company and Newco have determined that the merger (the "Merger") of Newco with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have declared advisable and approved this Agreement and the transactions contemplated hereby, including the Merger, pursuant to which each share of (i) Class A Common Stock, par value $0.01 per share, of the Company (the "Company Class A Common Stock") and (ii) Class B Common Stock, par value $0.01 per share, of the Company (the "Company Class B Common Stock" and, together with the Company Class A Common Stock, the "Shares" or "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined below) (other than (A) shares of Company Common Stock owned, directly or indirectly, by the Company or Newco and (B) Dissenting Shares (as defined below)) will, at the election of the holder thereof and subject to the terms hereof, be converted into either (I) the right to receive Common Stock, par value $0.01 per share, of the Surviving Corporation (the "Non-Cash Election Shares") or (II) the right to receive cash;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Newco and The Blount Holding Company, L.P.
(the "Principal Stockholder") are entering into an agreement (the
"Stockholder Agreement") pursuant to which the Principal
Stockholder will agree to take specified actions in connection with the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and certain executives of the Company are entering into several Employment Agreements
(collectively, the "New Employment Agreements" and, together with the Employee Shareholders Agreement and the Option Agreements related thereto, the "Management Agreements");

WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes; and


WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:


	ARTICLE I

	THE MERGER

SECTION I.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

SECTION I.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing), or at such other place or at such other date as Newco and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being the "Effective Time") and shall make all other filings or recordings required under the DGCL in connection with the Merger.

SECTION I.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Newco shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION I.4  Certificate of Incorporation; By-Laws.
(a) At the Effective Time and without any further action on the part of the Company and Newco, the Restated Certificate of Incorporation of the Company (as amended, the "Certificate of Incorporation") as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form set forth in Exhibit A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) At the Effective Time and without any further action on the part of the Company and Newco, the by-laws of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in their entirety in the form set forth in Exhibit B hereto and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

SECTION I.5  Directors and Officers.  The directors of
Newco and/or any individuals designated by Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation, and the officers of the Company and/or any individuals designated by Newco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.


	ARTICLE II

	EFFECT OF THE MERGER ON THE CAPITAL
	STOCK OF THE CONSTITUENT CORPORATIONS

SECTION II.1  Effect on Capital Stock.  At the
Effective Time, by virtue of the Merger and without any action on the part of Newco, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Section 2.5, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.1(b) and Dissenting Shares) shall be converted into the following (the "Merger Consideration"):

(i) for each such share of Company Common Stock with respect to which an election to receive common stock in the Surviving Corporation has been effectively made and not revoked or lost, pursuant to Sections 2.4(c), (d) and (e) (the "Electing Shares"), the right to receive, subject to
Section 2.6(e), two fully paid and non-assessable Non-Cash
Election Shares; and

(ii)  for each such share of Company Common Stock
(other than Electing Shares), the right to receive in cash from the Company following the Merger an amount equal to $30.00, without interest, less any required withholding taxes (the "Cash Election Price").

(b)  Cancellation of Certain Stock.  Each share of
Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by the Company or Newco, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no payment of cash and/or Non-Cash Election Shares or any other distribution shall be made with respect thereto. Each share of the Company Common Stock held by any direct or indirect Subsidiary (as defined below) of the Company or Parent (other than Newco) immediately prior to the Effective Time shall be converted into and become two Non-Cash Election Shares.

(c) Common Stock of Newco. Each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become a number of Non-Cash Election Shares equal to the quotient of (i) (x) the quotient of the Contribution Amount divided by 30 (y) multiplied by two divided by (ii) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time.

(d)  Cancellation of Company Common Stock.  As of the
Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted under Section 2.1(b)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate (as defined below) representing any such shares of Company Common Stock shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.6 or, in the case of Dissenting Shares, the rights accorded under
Section 262 of the DGCL.

SECTION II.2  Treatment of Employee Options.  The
Company shall take all action necessary so that, immediately prior to the Effective Time, each outstanding employee stock option (an "Employee Option"), whether or not then exercisable, shall be canceled (provided that any such Employee Options shall be canceled by the Company only to the extent permitted and otherwise the Company shall use its reasonable best efforts to cancel any such Employee Options), and the holder thereof shall be entitled to receive at the Effective Time from the Company or as soon as practicable thereafter from the Surviving Corporation in consideration for such cancellation an amount in cash equal to the product of (i) the number of Shares previously subject to such Employee Option and (ii) the excess, if any, of the Cash Election Price per Share over the exercise price per Share previously subject to such Employee Option, less any required withholding taxes.

SECTION II.3  Appraisal Rights.  (a) Notwithstanding
anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who have not voted in favor of or consented to the Merger and who are entitled to demand and have delivered a written demand for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and shall not fail to perfect or shall not effectively withdraw or lose their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders thereof shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such stockholder of the Company shall fail to perfect or shall effectively withdraw or lose his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be treated as shares that are not Electing Shares and shall be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.1(a)(ii).

(b) The Company shall give Newco (i) notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.
 The Company shall not, except with the prior written consent of Newco or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.


SECTION II.4 Company Common Stock Elections. (a) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such person's shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to receive Non-Cash Election Shares, on the basis hereinafter set forth.

(b) Prior to the mailing of the Proxy Statement (as defined below), Newco shall appoint a bank or trust company as may be approved by the Company (which approval shall not be unreasonably withheld or delayed) to act as exchange and paying agent (the "Exchange Agent") for the payment of the Merger Consideration.

(c) Newco shall, subject to applicable requirements of the United States federal securities laws, prepare a form of election (the "Form of Election") which Form of Election shall be subject to the approval of the Company (which approval shall not be unreasonably withheld or delayed) to be mailed by the Company with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting (as defined below), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive Non-Cash Election Shares for any or all shares of Company Common Stock held by such holder, subject to the provisions of Section 2.5. The Company shall use its reasonable best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the business day that is five business days prior to the date of the Stockholders Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that such Certificates are in fact delivered to the Exchange Agent within seven New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such guarantee of delivery).

(d) Any Form of Election may be revoked by the stockholder of the Company submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m, New York City time, on the Election Date (unless Newco and the Company determine not less than two business days prior to the Election Date that the Closing Date is not likely to occur within five business days following the date of the Stockholders Meeting, in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by Newco and the Company and, in such a case, the Company shall provide notice to the stockholders of the Company of such date in such manner as it may reasonably determine). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Newco and the Company that this Agreement has been terminated. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder of the Company submitting the same.

(e) The determination of the Exchange Agent (or the mutual determination of the Company and Newco in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not elections to receive Non-Cash Election Shares have been properly made or revoked pursuant to this Section 2.4 with respect to shares of Company Common Stock and as to when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to receive Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive cash pursuant to Section 2.1(a)(ii), subject to proration as provided in
Section 2.5. The Exchange Agent (or the Company and Newco by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation and the proration contemplated by Section 2.5, and any such computation shall be conclusive and binding on the stockholders of the Company. The Exchange Agent may, with the mutual written agreement of the Company and Newco, make such rules as are consistent with this Section 2.4 for the implementation of the elections provided for herein and as shall be necessary or desirable fully to effect such elections.

SECTION II.5 Proration. (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be converted into the right to receive Non-Cash Election Shares at the Effective Time (the "Non-Cash Election Number") shall be equal to 1,483,333 (excluding for this purpose any shares of Company Common Stock to be canceled or converted pursuant to Section 2.1(b)).

(b) If the number of Electing Shares exceeds the Non-Cash Election Number, each Electing Share shall be converted into the right to receive Non-Cash Election Shares or cash in accordance with the terms of Section 2.1(a) in the following manner:

        (i)     a proration factor (the "Non-Cash
Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing
Shares;

	(ii)  	the number of Electing Shares covered by
each Non-Cash Election to be converted into the right to receive Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election; and

	(iii)  	all Electing Shares, other than those
shares converted into the right to receive Non-Cash Election Shares in accordance with Section 2.5(b)(ii), shall be converted into the right to receive cash (on a consistent basis among stockholders of the Company who made the election referred to in Section 2.1(a)(i), pro rata to the number of shares of Company Common Stock as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 2.1(a)(ii).

(c) If the number of Electing Shares is less than the Non-Cash Election Number:

        (i)     all Electing Shares shall be converted
into the right to receive Non-Cash Election Shares in accordance with the terms of Section 2.1(a)(i);

        (ii)    additional shares of Company Common
Stock (other than Electing Shares, Dissenting Shares and
Shares canceled pursuant to Section 2.1(b)) shall be converted into the right to receive Non-Cash Election Shares in accordance with the terms of Section 2.1(a)(i) in the following manner:

(A)  a proration factor (the "Cash Proration
Factor") shall be determined by dividing (I) the difference between the Non-Cash Election Number and the number of Electing Shares by (II) the total number of Shares outstanding at the Effective Time (other than Electing Shares, Dissenting Shares and Shares canceled pursuant to Section 2.1(b)); and

(B)  the number of shares of Company Common
Stock in addition to Electing Shares to be converted into the right to receive Non-Cash Election Shares shall be determined by multiplying the Cash Proration
Factor by the total number of Shares outstanding at the

Effective Time (other than Electing Shares, Dissenting
Shares and Shares canceled pursuant to Section 2.1(b)); and

        (iii)   shares of Company Common Stock subject
to clause (ii) of this paragraph (c) shall be converted into the right to receive Non-Cash Election Shares in accordance with Section 2.1(a)(i) (on a consistent basis among stockholders of the Company who held shares of Company Common Stock as to which they did not make the election referred to in Section 2.1(a)(i), pro rata to the number of shares as to which they did not make such election).

SECTION II.6  Exchange of Certificates.  (a) Exchange
Agent. As of or as soon as reasonably practicable after the Effective Time, the Company shall deposit with the Exchange
Agent, for the benefit of the stockholders of the Company, for exchange in accordance with this Article II, the Merger
Consideration.

(b)  Exchange Procedures.  As soon as reasonably
practicable after the Effective Time, each holder of an outstanding certificate or certificates which immediately prior thereto represented shares of Company Common Stock (the "Certificates") shall, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to a new certificate or new certificates (the "New Certificates") representing the number of full Non-Cash Election Shares, cash and cash payable in lieu of fractional shares, in each case, if any, to be received by the
holder thereof pursuant to this Agreement.   The Exchange Agent
shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates and, if Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration. If any New Certificate for Non-Cash Election Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of New Certificates for such Non-Cash Election Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1.

(c)  Distributions with Respect to Unexchanged Shares.
 No dividends or other distributions with respect to Non-Cash Election Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Non-Cash Election Shares to be received in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6(e), in each case until the surrender of such Certificate in accordance with this
Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the New Certificate or New Certificates representing whole Non-Cash Election Shares issued in connection therewith, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Non-Cash Election Share to which such holder is entitled pursuant to Section 2.6(e) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Non-Cash Election Shares, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Non-Cash Election Shares.

(d)  No Further Ownership Rights in Shares.  The Merger
Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of Article I and this
Article II (including any cash paid pursuant to Section 2.6(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company
Common Stock so exchanged.

(e) No Fractional Shares. (i) No New Certificates or scrip representing fractional Non-Cash Election Shares shall be issued in connection with the Merger and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger, and
(ii) notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Cash Election Price.

(f) Termination of Exchange Fund.  Any portion of the
Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.6 (the "Exchange Fund") which remains undistributed to the holders of the Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with this
Article II shall thereafter look only to the Company and only as general creditors thereof for payment of their claim for cash, if any, Non-Cash Election Shares, if any, any cash in lieu of fractional Non-Cash Election Shares and any dividends or distributions with respect to Non-Cash Election Shares to which such holders may be entitled, subject to escheat and similar abandoned property laws.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation. If for any reason (including losses) the Exchange Fund is inadequate to pay the amount to which stockholders of the Company shall be entitled to receive hereunder, the Company shall in any event be liable for payment therefor.

(h)  No Liability.  None of Newco, the Company or the
Exchange Agent shall be liable to any holder of Company Common Stock in respect of Non-Cash Election Shares (or dividends or distributions with respect thereof) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any public official), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Newco that, except as disclosed in the SEC Reports (as defined below) filed, and publicly available, prior to the date hereof or as set forth on the Disclosure Schedule delivered by the Company to Newco prior to the execution of this Agreement (the "Disclosure Schedule") (provided that the listing of an item in one section of the Disclosure Schedule shall be deemed to be a listing in each section of the Disclosure Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other section or representation and warranty) or except as specifically contemplated by this Agreement, the Stockholder Agreement or the Management Agreements:

SECTION III.1  Organization and Qualification;
Subsidiaries. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect (as defined below). When used in connection with the Company or any of its Subsidiaries, the term "Material Adverse Effect" means any change or effect that would be materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or to the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than any change or effect resulting from (i) changes in general economic conditions, (ii) the performance of this Agreement and compliance with the covenants set forth herein or (iii) general changes or developments in the industries in which the Company and its Subsidiaries operate. Section 3.1 of the Disclosure Schedule contains a true and accurate list of all the Subsidiaries of the Company. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION III.2  Certificate of Incorporation and By-
laws. The Company has heretofore furnished to Newco a complete and correct copy of the Certificate of Incorporation and the by-laws of the Company and has made available or, upon request of Newco, will make available to Newco true and complete copies of the comparable charter and organizational documents of each Subsidiary of the Company, in each case, as currently in effect.
 Such Certificate of Incorporation and by-laws and such other documents are in full force and effect and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries and neither the Company nor any Subsidiary is in violation of any provisions of its Certificate of Incorporation, by-laws or such other documents, as the case may be, except for, with respect to any Subsidiary of the Company (other than Blount, Inc.) (i) any such failure to be in full force or effect, (ii) any such other organizational document or
(iii) any such violation, in each case for clauses (i), (ii) and
(iii), which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect.


SECTION III.3  Capitalization.  The authorized capital
stock of the Company consists of (i) 60,000,000 shares of Company Class A Common Stock, (ii) 14,000,000 shares of Company Class B Common Stock and (iii) 4,456,855 shares of Preferred Stock, par value $0.01 per share (the "Company Preferred Stock"), of the Company. As of the date hereof, (i) 25,591,113 shares of Company Class A Common Stock (excluding shares held in the treasury of the Company) and 11,472,071 shares of Company Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 1,846,635 shares of Company Class A Common Stock were held in the treasury of the Company,
(iii) no shares of Preferred Stock were issued and outstanding and (iv) an aggregate of 4,177,586 shares of Company Class A Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Employee Options issued pursuant to the Company Plans (as defined in Section 3.10) and the dividend reinvestment plan of the Company. Except (i) as set forth above, (ii) as a result of the exercise of Employee Options, (iii) as a result of or in connection with the dividend reinvestment plan of the Company or
(iv) as a result of or in connection with the conversion of Class B Common Stock into Class A Common Stock, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (III) options, securities or other rights to acquire from the Company, or obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (IV) equity equivalents, including phantom stock rights and stock appreciation rights, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities, and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors' qualifying shares, all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

SECTION III.4  Authority Relative to This Agreement.
The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.
 The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority in voting power of the outstanding shares of Company Common Stock voting together as a single class and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). The Board of Directors of the Company at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the holders of the Shares, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The only vote of the stockholders of the Company required to adopt this Agreement is the affirmative vote by the holders of a majority in voting power of the outstanding Shares voting together as a single class.

SECTION III.5  No Conflict; Required Filings and
Consents. (a) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate the Certificate of Incorporation or by-laws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, material amendment or material acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default or other occurrence which, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Federal, state, local or foreign court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), except for (i) compliance with and filings under, to the extent required, the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and the rules and regulations promulgated thereunder, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state securities, takeover and Blue Sky laws,
(ii) the filing of the registration statement on Form S-4, including the Proxy Statement, with the SEC by the Company in connection with the issuance of Non-Cash Election Shares in connection with the Merger (the "Form S-4"), (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) compliance with and filings under, to the extent required, the applicable requirements of the Department of Defense and the Bureau of Alcohol, Tobacco and Firearms, which requirements are not applicable prior to the Effective Time, (v) compliance with and filings under, to the extent required, the applicable requirements of the Investment Canada Act and the Canada Competition Act, (vi) compliance with and filings under, to the extent required, the applicable requirements with the Brazilian Antitrust Authority; (vii) compliance with and filings under, to the extent required, the applicable requirements of the NYSE or the Nasdaq Stock Market, as the case may be, and (viii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect

SECTION III.6 Compliance. Neither the Company nor any of its Subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, except for any such violation which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from all Governmental Entities required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect.

SECTION III.7  SEC Filings; Financial Statements;
Liabilities. (a) The Company has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1998, in each case including all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the "SEC Reports"), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed, as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.


(b) Each of the audited consolidated financial statements of the Company (including any related notes thereto) for the fiscal years ended December 31, 1997 and December 31, 1998 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the SEC (the "Form 10-K") complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations, cash flows and changes in stockholders' equity for the periods indicated.

(c) Except (i) as set forth or reflected in the consolidated financial statements (including the notes thereto) of the Company included in the Form 10-K, (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice or (iii) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, since December 31, 1998, neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with generally accepted accounting principles as of December 31, 1998 consistently applied, except for any such liabilities or obligations which, individually or in the aggregate, would have not or would not reasonably be likely to have a Material Adverse Effect.

SECTION III.8  Absence of Certain Changes or Events.
Since December 31, 1998, except as specifically contemplated by this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course and, since such date, there has not been (i) any change, event or occurrence which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect or (ii) as of the date hereof, any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Newco pursuant to the second sentence of Section 5.1 of this Agreement.

SECTION III.9  Absence of Litigation.  There are no
suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award having, or which would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.


SECTION III.10  Employee Benefit Plans.
(a) Section 3.10(a) of the Disclosure Schedule contains a true and complete list of (i) each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), each stock option, stock purchase, compensation, deferred compensation and each other employee plan, program, agreement or arrangement (including all director benefit plans, and all severance guidelines and practices ("Severance Plans"))and each vacation or sick pay policy, and fringe benefit plan (collectively, the "Company Plans") and (ii) each compensation or employment agreement (collectively, the "Employment Agreements") in existence as of the date hereof for any employees (and former employees) and directors (and former directors) of the Company and its Subsidiaries (in each case, other than the New Employment Agreements).

(b) Each Company Plan which is intended to be qualified within the meaning of Code (as defined below)
section 401(a) has received a favorable determination letter as to its qualification (a copy of which has been made available to Newco). With respect to each Company Plan, the Company has delivered to Newco a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, (iii) any summary plan description and other written communications by the Company or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and
(C) actuarial valuation reports.

(c) Except as would not have or would not reasonably be likely to have a Material Adverse Effect, (i) each Company Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws, rules and regulations, (ii) nothing has occurred, whether by action or failure to act, that would cause the loss of qualification of any Company Plan that has received a favorable determination letter, (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c),
(m) or (o)), to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations,
(iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof,(v) no "reportable event" (as such term is defined in ERISA section 4043) with respect to which notice has not been waived, and no "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) that is not exempt or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred with respect to any Company Plan, (vi) there has been no termination of any Company Plan which has caused any liability under Title IV of ERISA and (vii) all contributions to, and payments from, each Company Plan have been timely made.

(d) Except as would not have or would not reasonably be likely to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries or any member of their Controlled Group contributes or has any liability to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)) and none of the Company, any of its Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA.

(e) With respect to each Company Plan, except as would not have or would not reasonably be likely to have a Material
Adverse Effect, no actions, suits, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f) Except as would not have or would not reasonably be likely to have a Material Adverse Effect, the information supplied to the plan actuary by the Company and any Subsidiary of the Company for use in preparing the most recent actuarial reports or valuations was complete and accurate in all material respects and the Company has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

(g) The list of employee welfare benefit plans (within the meaning of section 3(1) of ERISA) set forth in
Section 3.10(g) of the Disclosure Schedule discloses whether each welfare plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in section 419(e) of the Code, or other funding mechanism, or (iii) insured.

(h) Except as would not have or would not reasonably be likely to have a Material Adverse Effect, no compensation payable by the Company or any of its Subsidiaries to any of their employees under any existing contract, Company Plan or other employment arrangement or understanding (including by reason of any of the transactions contemplated by this Agreement) would be subject to disallowance under section 162(m) of the Code.

(i) Other than payments that may be made to the persons listed in Section 3.10(e) of the Disclosure Schedule (the "Primary Company Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in the proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

(j) No employee of the Company or any of its Subsidiaries will be entitled to any additional benefits in any material amount or any acceleration of the time of payment or vesting of any benefits in any material amount under any Company
Plan as a result of the performance of this Agreement.

(k) Based on the assumptions incorporated in the information made available to Newco as of April 9, 1999, if the Company were to (i) borrow the maximum amount available from the life insurance policies held by the Company under The Blount, Inc. Executive Life Insurance Plan and contribute such amount to the Company's Executive Benefits Trust and (ii) obtain waivers from each of the Company's executives listed on Section 3.10(k) of the Disclosure Schedule to the effect that there will be no required funding of the Company's Benefits Protection Trust (together with the Company's Executive Benefits Trust, the "Rabbi Trusts") in excess of the amount provided in this Section 3.10(k), the maximum amount that would be required to be funded pursuant to the provisions of the Rabbi Trusts would be not more than $1,500,000 as of the date hereof.

SECTION III.11  Tax Matters.  Except for matters which
would not have or would not reasonably be likely to have a Material Adverse Effect, the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its Subsidiaries is currently a member (a "Company Affiliated Group"), has timely filed all Tax Returns (as defined below) required to be filed by it in the manner provided by law, has paid all Taxes (as defined below) shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Except for matters which would not have or would not reasonably be likely to have a Material Adverse Effect:
(i) there is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any member of the Company Affiliated Group; (ii) no requests for waivers of the time to assess any Taxes have been granted or are pending (other than with respect to years that are currently under examination by the U.S. Internal Revenue Service or other applicable taxing authorities); (iii) all material assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any member of the Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, unless such amounts are not yet due or are being contested in good faith; (iv) the statute of limitations on assessment or collection of any federal or state income taxes due from the Company or any of its Subsidiaries has expired for all taxable years of the Company and its Subsidiaries through February 1993; (v) the federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the U.S. Internal Revenue Services for all years through February 1993; (vi) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes; and
(vii) to the knowledge of the Company, no liability for Taxes of another corporation has been asserted against the Company or any of its Subsidiaries by reason of its being or having been a member of any consolidated, combined, unitary or aggregate group for tax purposes (other than a Company Affiliated Group). For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION III.12 Form S-4; Proxy Statement. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Newco or any of its affiliates or representatives which is contained or incorporated by reference in the Form S-4 or the Proxy Statement.

SECTION III.13  Labor Matters.  (i) Neither the Company
nor any of its Subsidiaries is a party to any agreement pursuant to which a labor organization is certified under applicable labor law as a bargaining agent for any of the Company's or any of its Subsidiaries' employees or is presently negotiating any such agreement, (ii) there are no strikes, work stoppages, work slowdowns, sick-outs, lock-outs, or, to the knowledge of the Company, threats of any of the foregoing, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect and (iii) to the knowledge of the Company, the Company and each of its Subsidiaries is in compliance with all applicable laws, agreements, contracts and policies relating to employment, employment practices and wages, except for any such failure to comply with such laws, agreements, contracts or policies which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect.

SECTION III.14 Properties. The Company or one of its Subsidiaries has (i) good and marketable title to the real property owned in fee by the Company or any of its Subsidiaries and (ii) good and valid leasehold title or other occupancy right to the real property leased, subleased or licensed by the Company or any of its Subsidiaries, in each case where any such real property is reasonably necessary to the conduct of the business of the Company and its Subsidiaries as it is presently conducted (collectively, the "Real Properties"), except for any failure to have such title or right which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect. With respect to any Real Property owned by the Company or any of its Subsidiaries, such property is owned free and clear of all liens and other encumbrances, except for
(i) any such liens or other encumbrances for taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings during which collection or enforcement against the Real Property is stayed, (ii) easements, licenses, covenants, conditions, rights-of-way and other similar restrictions and encumbrances, including any other agreements, restrictions or encumbrances which would be shown by a current title report or other similar report or listing and other matters of record, so long as any such easements, licenses, covenants, conditions, rights-of-way and other similar restrictions and encumbrances do not prevent the use of such Real Property as currently used, (iii) zoning, building and other similar restrictions, (iv) any such liens or other encumbrances in respect of pledges or deposits and worker's compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations or mechanics', artisan's or workmen's liens so long as any such liens do not prevent the use of such Real Property as currently used or (v) where the existence of any such liens or other encumbrances, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against or affecting any owned Real Property and none of the owned Real Property is subject to any commitment or other arrangement for its sale to a third party outside the ordinary course of business, except where the existence of any such proceeding, commitment or other arrangement which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect.

SECTION III.15  Environmental Matters.  (a) Except as
would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect:
(i) the Company and each of its Subsidiaries complies with all applicable Environmental Laws (as defined below) and possesses and complies with all applicable Environmental Permits (as defined below) required under such laws to operate its business as it presently operates; (ii) within the past two years the Company has not received any (A) written notification alleging that it or any of its Subsidiaries has violated or is liable under any Environmental Law or (B) written request for information pursuant to section 104(e) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act or similar U.S. state statute concerning disposal of Materials of Environmental Concern (as defined below) at any location;
(iii) there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or is alleged to have retained or assumed either contractually or by operation of law; and (iv) since January 1, 1992 none of the Company or any of its Subsidiaries has contractually retained or contractually assumed any liabilities or obligations that could reasonably be expected to provide the basis for an Environmental Claim. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Materials of Environmental Concern.

(b) To the knowledge of the Company after due inquiry, there have been no Releases (as defined below) of Materials of Environmental Concern (as defined below) in a condition or concentration that is reasonably likely to result in a material Environmental Claim against the Company or any of its Subsidiaries at any property currently or formerly owned or operated by the Company or any of its Subsidiaries or any properties at which Materials of Environmental Concern were stored or disposed of or to which Materials of Environmental Concern were transported by or on behalf of the Company or any of its Subsidiaries.

(c) For purposes of this Agreement, the following terms are defined as set forth below:

"Environmental Claim" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, claims, investigations, liens, proceedings, notices of noncompliance or violation, and, in the case of the province of Ontario, program approvals, of which the Company or any of its Subsidiaries has been notified in writing or of which the Company's general counsel has been notified orally, by any person or entity (including any Governmental Entity), alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release of any Materials of Environmental Concern at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries, (B) any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release or threatened Release of any Materials of Environmental Concern;

"Environmental Laws" means all foreign or U.S. federal, state or local statutes, regulations, ordinances, codes, decrees, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity or relating to pollution or protection of the environment (including the ambient air, soil, surface water or groundwater), in effect as of the date of the Closing;

"Environmental Permits" means all permits, licenses, registrations and, in the case of the province of Ontario, certificates of approval, and other authorizations required under applicable Environmental Laws;

"Materials of Environmental Concern" means: (i) any hazardous, acutely hazardous or toxic substance or waste defined as such, or any other chemical or material regulated, under Environmental Laws, including the U.S. Comprehensive Environmental Response, Compensation and Liability Act and the U.S. Resource Conservation and Recovery Act; and (ii) petroleum and petroleum by-products; and

"Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, soil, surface water or groundwater) or within any building, structure, facility or fixture.

SECTION III.16  Intellectual Property.  To the
knowledge of the Company, the Company and its Subsidiaries own or possess adequate rights to use all patents, trademarks, trade names, service marks, inventions, processes, designs, know-how and other proprietary intellectual property rights reasonably necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted (the "Intellectual Property"), except for any such failure to own or possess which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice or claim in the past twenty-four months that any Intellectual Property is invalid or ineffective, infringes in any material way on similar rights owned or alleged to be owned by others or is being infringed by others in any material way, except for any such failure to be valid or effective or any such infringement which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect.

SECTION III.17  Year 2000.  All computer software,
computer hardware and other applicable technology used by the Company or any of its Subsidiaries is currently designed or in the process of being prepared to operate in all respects after December 31, 1999 to process accurately data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, except for any such deficiencies which could be remediated by December 31, 1999 or which, individually or in the aggregate, would not have or would not reasonably be likely to have a Material Adverse Effect.

SECTION III.18  Opinion of Financial Advisor.  The
Beacon Group Capital Services, LLC (the "Financial Advisor") has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing) that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view.

SECTION III.19  Brokers.  No broker, finder or
investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

SECTION III.20  Takeover Statutes; Rights Plans.  No
"fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. As of the date of this Agreement, the Company does not have any stockholder rights plan or similar antitakeover device in effect.
 Assuming the accuracy of the representation and warranty of Newco set forth in Section 4.8, the action of the Board of Directors of the Company in approving the Merger, this Agreement and the Stockholder Agreement (and the transactions provided for herein and therein) is sufficient to render inapplicable to the Merger and this Agreement and the Stockholder Agreement (and the transactions provided for herein and therein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.


	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES
	OF NEWCO

Newco hereby represents and warrants to the Company that:

SECTION IV.1  Corporate Organization.  Newco is duly
organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted.


SECTION IV.2  Authority Relative to This Agreement.
Newco has all necessary power and authority to execute and deliver this Agreement and the Stockholder Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stockholder Agreement by Newco and the consummation by Newco of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action (including by the Boards of Directors or equivalent bodies of Parent and Newco and, prior to the Effective Time, by Parent as the sole stockholder of Newco), and no other proceedings on the part of Newco are necessary to authorize this Agreement or the Stockholder Agreement or to consummate the transactions contemplated hereby and thereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Newco and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION IV.3  No Conflict; Required Filings and
Consents. (a) The execution and delivery of this Agreement and the Stockholder Agreement by Newco and the consummation by Newco of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate the respective certificates or articles of incorporation or by-laws or equivalent organizational documents of Newco, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Newco or by which its properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, material amendment or material acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Newco is a party or by which Newco or any of its properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default or other occurrence which, individually or in the aggregate, would not have or would not reasonably be likely to have a Newco Material Adverse Effect (as defined below).

As used herein, "Newco Material Adverse Effect" means any change or effect that would be materially adverse to the ability of Newco to perform its obligation under this Agreement or to consummate the Merger and the other transactions contemplated hereby.

(b) The execution and delivery of this Agreement and the Stockholder Agreement by Newco and the consummation by Newco of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, except for (i) compliance with and filings under, to the extent required, the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and Blue Sky laws, (ii) the filing of the Form S-4, including the Proxy Statement, with the SEC under the Securities Act, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) compliance with and filings under, to the extent required, applicable requirements of the Department of Defense and the Bureau of Alcohol, Tobacco and Firearms, which requirements are not applicable prior to the Effective Time,
(v) compliance with and filings under, to the extent required, the applicable requirements of the Investment Canada Act and the Canada Competition Act, (vi) compliance with and filings under, to the extent required, the applicable requirements with the Brazilian Antitrust Authority, (vii) compliance with and filings under, to the extent required, the applicable requirements of the NYSE or the Nasdaq Stock Market, as the case may be, and
(viii) any such consent, approval, authorization, permit, action, filing or notification, the failure of which to make or obtain, individually or in the aggregate, would not have or would not reasonably be likely to have a Newco Material Adverse Effect.

SECTION IV.4  Form S-4; Proxy Statement. None of the
information supplied or to be supplied by Newco specifically for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and
(ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Form S-4 or the Proxy Statement.

SECTION IV.5 Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Newco or any of its affiliates.

SECTION IV.6  Financing.  Newco has received and
delivered to the Company two commitment letters each dated
April 17, 1999 addressed to Parent and Newco (the "Bank Commitment Letters") from Lehman Brothers Inc. and Lehman Commercial Paper Inc. whereby Lehman Brothers Inc. and Lehman Commercial Paper Inc. have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the aggregate amount of $825 million (of which $325 million shall be in the form of senior subordinated indebtedness) (collectively, the "Debt Financings"). Newco has received and delivered to the Company a letter dated the date hereof (the "Parent Commitment Letter") from Parent addressed to Newco and the Company whereby Parent has committed, upon the terms and subject to the conditions set forth therein, to provide a cash contribution in the form of common equity financing to Newco in the amount of $417.5 million, less the equity investment in the Company made as part of the Closing by members of the Company's management pursuant to the Management Agreements (the "Contribution Amount" and, together with the Debt Financings, the "Financings"). Each of the Bank Commitment Letters and the Parent Commitment Letter is in effect on the date hereof and has not been amended or modified and there is no breach or default existing (or which with notice or lapse of time or otherwise may exist) thereunder. The aggregate proceeds of the Financings are sufficient to pay the cash portion of the Merger Consideration, to repay the existing indebtedness of the Company and its Subsidiaries (excluding any indebtedness the parties agree shall not be repaid) and to pay all fees and expenses related to the transactions contemplated by this Agreement.

SECTION IV.7  Operations of Newco.  Newco was formed on
April 6, 1999 solely for the purpose of engaging in the transactions contemplated by this Agreement and the Stockholder Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Newco consists of 1,000 shares of common stock, par value $0.01 per share, all shares of which are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable and are owned by Parent, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever. Newco has no direct or indirect Subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION IV.8 Ownership of Company Common Stock. As of the date of this Agreement, Newco or its affiliates do not own (directly of indirectly, beneficially or of record) any shares of Company Common Stock, and none of Newco or its affiliates hold any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.


	ARTICLE V

	CONDUCT OF BUSINESS PENDING THE MERGER

SECTION V.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as specifically contemplated by this Agreement or the Management Agreements, as set forth on Section 5.1 of the Disclosure Schedule or as required by law, or unless Newco shall otherwise consent in writing, the business of the Company and its Subsidiaries shall be conducted in its ordinary course of business consistent with past practice and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its officers and employees and to preserve its present relationships with customers, suppliers, Governmental Entities and other persons with which it has significant business relations.
Between the date of this Agreement and the Effective Time, except as specifically contemplated by this Agreement or the Management Agreements, as set forth on Section 5.1 of the Disclosure Schedule or as required by law, neither the Company nor any of its Subsidiaries shall without the prior written consent of
Newco:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b) authorize for issuance, issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock rights), of the Company or any of its Subsidiaries (except (i) for the issuance of shares of Company Class A Common Stock issuable in accordance with the terms of Employee Options as in effect on the date hereof,

(ii) for the conversion of shares of Company Class B Common Stock into shares of Company Class A Common Stock, (iii) for the grant of Employee Options, and issuances of Company Class A Common Stock pursuant thereto, in the ordinary course of business consistent with past practice or (iv) in connection with the dividend reinvestment plan of the Company);

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) any dividend or distribution by a wholly-owned (other than directors' qualifying shares) Subsidiary of the Company or
(ii) regular quarterly dividends of the Company in an amount not to exceed $0.07125 per Share per quarter, subject to increases consistent with past practice);

(d) effect any reorganization or recapitalization or reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any capital stock of the Company or any of its Subsidiaries (except in connection with the conversion of shares of Company Class B Common Stock into shares of Company Class A Common Stock), other than the transactions contemplated hereby and by the Stockholder Agreement;

(e) (i) acquire (by merger, consolidation or acquisition of stock or assets) or sell (by merger, consolidation or sale of stock or assets) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and its Subsidiaries taken as a whole, (ii) incur any long-term indebtedness for borrowed money or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a Subsidiary of the Company), in each case, other than (A) in the ordinary course of business consistent with past practice or (B) any letter of credit entered into in the ordinary course of business consistent with past practice, (iii) other than in the ordinary course of business consistent with past practice, enter into or renew or amend in any material respect any contract or agreement which is or would be material to the Company and its Subsidiaries taken as a whole or (iv) authorize any new capital expenditures which are, in the aggregate, in excess of $25,000,000;

(f) except as contemplated by Section 6.6 or except to the extent required under the Company Plans and Employment Agreements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases for officers and employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, or establish, adopt, enter into or amend or terminate any collective bargaining agreement, Company Plan or bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

(g) sell, lease or otherwise dispose of, or grant any lien with respect to, any assets or properties of the Company or its Subsidiaries which are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business consistent with past practice;

(h) change in any material respect any of the accounting principles or practices used by it, except as may be required as a result of a change in SEC guidelines or generally accepted accounting principles;

(i) make any material Tax election or settle or compromise any material Tax liability, other than in the ordinary course of business;

(j) pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, (ii) in accordance with the terms of any such liabilities or obligations, (iii) as otherwise permitted by this Agreement or (iv) which does not involve an amount in excess of $500,000;

(k) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise in each case does not exceed $250,000;

(l) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, merger or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); or

(m) agree to take any of the actions described in Sections 5.1(a) through 5.1(l).

	ARTICLE VI

	ADDITIONAL AGREEMENTS

SECTION VI.1  Stockholders Meeting.  (a) As soon as
reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the "Stockholders Meeting") and (ii) (A) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the written opinion of the Financial Advisor that the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view and (B) use its reasonable best efforts to obtain the necessary adoption of this Agreement by the stockholders of the Company; provided that the Board of Directors of the Company may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law.

(b) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be submitted to the stockholders of the Company whether or not the Board of Directors determines at any subsequent time after the date of this Agreement to withdraw, modify or change its recommendation that the stockholders of the Company vote in favor of the adoption of this Agreement; provided that the Company shall not be required to hold the Stockholders Meeting and submit this Agreement if this Agreement is terminated.

SECTION VI.2 Form S-4 and Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare the Form S-4 and the Proxy Statement and shall file with the SEC under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder the Form S-4, in which the Proxy Statement will be included. Newco and the Company will cooperate with each other in the preparation of the Form S-4 and the Proxy Statement. Without limiting the generality of the foregoing, Newco will furnish to the Company the information relating to it or its affiliates required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Form S-4 and the Proxy Statement. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as soon as reasonably practicable after it is filed with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of the Non-Cash Election Shares following the Merger. Each of Newco and the Company agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Newco of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC with respect to the Form S-4 and the Proxy Statement and (iii) any request by the SEC for any amendment to the Form S-4 and the Proxy Statement or for additional information.

SECTION VI.3  Resignation of Directors.  At the
Closing, the Company shall deliver to Newco evidence reasonably satisfactory to Newco of the resignation of all directors of the Company, effective at the Effective Time.

SECTION VI.4  Access to Information; Confidentiality.
(a) From the date hereof to the Effective Time, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Newco reasonable access, consistent with applicable law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities and to all books and records, including security position listings or other information concerning beneficial owners and/or record owners of the Company's securities, and shall furnish Newco with all financial, operating and other data and information as Newco, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries and shall be in accordance with any other existing agreements or obligations binding on the Company or any of its Subsidiaries.

(b) Newco shall hold and treat and shall cause its officers, employees, auditors and other authorized representatives and those of its affiliates to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Newco in connection with the transactions contemplated in this Agreement and the Stockholder Agreement in accordance with the confidentiality agreement, dated December 7, 1998, between the Company and Newco

(the "Confidentiality Agreement"), which Confidentiality
Agreement shall remain in full force and effect in accordance with its terms.

SECTION VI.5  No Solicitation of Transactions.
(a) The Company shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Takeover Proposal (as defined below). The Company shall not directly or indirectly, and it shall use its reasonable best efforts to cause its officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants (collectively, "Representatives") retained by the Company or any of its Subsidiaries or affiliates not to, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, recapitalization, consolidation, business combination, sale of a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to adoption of this Agreement by the stockholders of the Company, furnish information (pursuant to a customary confidentiality agreement no more favorable, in the aggregate, to the party receiving information than the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement; provided that in no circumstances shall any such standstill provision in any such further confidentiality agreement be more favorable with respect to the purchase of shares of Company Common Stock)) to, or engage in discussions or negotiations with, any person in response to an unsolicited bona fide written Takeover Proposal of such person, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with its financial advisors and outside legal counsel to the Company, determines in good faith that such Takeover Proposal could reasonably be expected to constitute a Superior Proposal (as defined herein) and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Newco to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person and the Company complies with Section 6.5(c).

(b) Notwithstanding anything in this Agreement to the contrary, in response to an unsolicited Takeover Proposal, the Company's Board of Directors shall be permitted (i) to withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement; or (ii) to approve or recommend, or propose to approve or recommend, any Takeover Proposal, but only if, in each case referred to in clauses (i) and (ii), the Board of Directors of the Company concludes in good faith that such Takeover Proposal, if consummated, would constitute a Superior Proposal. "Superior Proposal" means any written Takeover Proposal which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and legal counsel) taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal,
(i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Takeover Proposal shall have the meaning assigned to such term in Section 6.5(b), except that
(x) the reference to "15%" in the definition of Takeover Proposal shall be deemed to be a reference to "50%", (y) "Takeover Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone and (z) no such sale of assets shall be deemed to be "substantial" unless such sale is for at least 75% of the assets of the Company and its Subsidiaries, taken as a whole.

(c) The Company shall notify Newco as promptly as reasonably practicable (and no later than 24 hours) after receipt by the Company of any Takeover Proposal or any request for non-public information in connection with a Takeover Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact to the extent available to the Company.

(d) Nothing contained in this Section 6.5 shall prohibit the Company or its Board of Directors (i) from taking and disclosing to its stockholders a position contemplated by

Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the stockholders of the Company or (ii) prior to the adoption of this Agreement by the stockholders of the Company, from taking any action as contemplated by Section 8.1(e).

SECTION VI.6  Employment and Employee Benefits Matters.
 (a) As of the Effective Time, the obligations of the Company and its Subsidiaries under each Company Plan, Employment Agreement and New Employment Agreement shall continue as obligations of the Surviving Corporation and its Subsidiaries, respectively.

(b)  On and after the Effective Time, the Surviving
Corporation shall and shall cause its Subsidiaries (i) to pay promptly or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of the Company Plans and the Employment Agreements and
(ii) to pay promptly or provide when due all other compensation and benefits required to be paid pursuant to the terms of the Company Plans, the Employment Agreements and the New Employment Agreements.

(c) Subject to any rights that any employee may have under any Company Plan, Employment Agreement or New Employment Agreement, the Surviving Corporation shall and shall cause each of its Subsidiaries, for the period commencing at the Effective Time and ending on the second anniversary thereof, to maintain for any individual who is actively employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the "Affected Employees") (i) overall compensation levels (such term to include salary, bonus opportunities and commissions) and Company Plans (other than stock-based plans) that in the aggregate are no less favorable than the overall compensation levels and Company Plans and (ii) Severance Plans that are no less favorable than the Severance Plans, in each case enjoyed by such Affected Employees immediately prior to the Effective Time; provided that nothing herein shall prevent the amendment or termination of any Company Plan or require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law.

(d) Affected Employees shall be given credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company, under each benefit plan, program or arrangement, and the vacation policies, of Newco or its Subsidiaries in which such Affected Employees are eligible to participate for purposes of eligibility and vesting; provided that in no event shall the Affected Employees be entitled to any credit for benefit accrual purposes under any defined benefit pension plan of Newco, Newco or their respective affiliates or otherwise to the extent that it would result in a duplication of benefits with respect to the same period of service.

(e) Prior to the Closing, the Company will use its reasonable best efforts to borrow from the key man life insurance policies listed on Section 6.6(e) of the Disclosure Schedule (the "Policies") the maximum amount available under such Policies and will use the proceeds of such loans to fund the Rabbi Trusts to the extent required under the Rabbi Trusts as a result of the execution of this Agreement or otherwise.

SECTION VI.7 Directors' and Officers' Indemnification and Insurance. (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each present (as of the Effective Time) or former officer, director or employee of the Company and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to
(i) the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries or
(ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the Stockholder Agreement and the transactions and actions contemplated hereby and thereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; provided that no Indemnified Party may settle any such claim without the prior approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed). Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The Certificate of Incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Certificate of Incorporation and by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) The Surviving Corporation shall maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Stockholder Agreement); provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The covenants contained in this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.

SECTION VI.8  Further Action; Efforts.  (a)  Upon the
terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including but not limited to (i) cooperation in the preparation and filing of the Form S-4, the Proxy Statement, any required filings under the HSR Act and any amendments to any thereof and
(ii) using its reasonable best efforts to make all required regulatory filings and applications (and responding to requests for further information) and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary or reasonably advisable for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall, to the extent practicable, cause their respective proper officers and directors to use their reasonable best efforts to take all such necessary action.

(b) The Company and Newco each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Newco or the Company, as the case may be, or any of their respective Subsidiaries or affiliates, from any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust or competition law or regulation.

(c) Each party will as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, and make similar filings within, to the extent reasonably practicable, a similar time frame with any other Governmental Entity for which such filing is required. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable antitrust or competition law or regulation. Newco shall pay all HSR Act filing fees. Each party will furnish to the other such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of such filings. Each party will supply the other with copies of all correspondence, filings or communications between such party or its representatives and the FTC, the DOJ or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the other provisions of this Section 6.8, each of the parties will use its best efforts to obtain any clearance required under the

HSR Act or other applicable antitrust or competition law or regulation for the consummation of the transactions contemplated hereby.

(d) Each of the Company and Newco shall use its reasonable best efforts to cause the Merger to be accounted for as a recapitalization for financial reporting purposes and such accounting treatment to be accepted by their respective accountants and by the SEC. Neither Newco nor any of its officers, directors, employees, advisors, counsel, accountants or affiliates may hold discussions or correspond with the SEC regarding the Form S-4, the Proxy Statement, the Merger, the method of recording the Merger for financial reporting purposes or the other transactions contemplated hereby without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) and the Company shall be entitled (with its advisors, counsel and/or accountants) to attend any meeting with, participate in any telephone conferences with, and review, comment on and approve any materials to be submitted to (which review, comment and approval shall not be unreasonably withheld or delayed), the SEC in connection with the foregoing.

(e) At the written request of Newco, the Company shall on the Closing Date (i) call for the prepayment or redemption of the 7% Senior Notes Due June 15, 2005 of the Company (the "Senior Notes"); provided that concurrently with any such request Newco shall provide to the Company reconfirmations of the Bank Commitment Letters and Parent Commitment Letter in form and substance reasonably satisfactory to the Company and a new commitment letter or amended Bank Commitment Letters with respect to the provision of the funds necessary for any such prepayment or redemption in form and substance, and from an institution, reasonably satisfactory to the Company or (ii) call for the prepayment or redemption of or prepay or redeem, as the case may be, any other then existing indebtedness of the Company; provided that no such prepayment or redemption or call for prepayment or redemption shall actually be made (nor shall the Company or any of its Subsidiaries be required to incur any liability in respect of any such prepayment or redemption) until contemporaneously with or after the Effective Time.

(f) None of Newco or any of its affiliates shall take any initiatives involving the Company that would otherwise require the Company to make a public announcement, make any public comment or proposal with respect to any Takeover Proposal, become a member of a "group" within the meaning of Section 13(d) of the Exchange Act, enter into any discussions, negotiations, arrangements or understanding with any third party with respect to any of the foregoing or otherwise seek to control or influence the Company, in all cases, except as expressly contemplated by this Agreement or the Stockholder Agreement.

(g) Without limiting the generality of Section 6.8(a), the Company agrees to provide, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and their respective officers, employees and advisors to provide, all reasonable assistance to Newco in connection with the completion of the Debt Financings contemplated by the Bank Commitment Letters to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including the preparation by the Company of a Rule 144A private placement memorandum and, upon reasonable advance notice, (i) participation in meetings, due diligence sessions and road shows and (ii) the execution and delivery of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, as may be reasonably requested by Newco; provided that (A) the terms and conditions of any of the agreements and other documents referred to in clause (ii) shall be consistent with the terms and conditions of the financing required to satisfy the condition precedent set forth in Section 7.2(g), shall be customary for a corporation engaged in the business of the Company and shall be subject to the prior review and comment of the Company (such review and comment not to be unreasonably withheld or delayed), (B) the terms and conditions of such financing may not require the payment of any commitment or other fees by the Company or any of its Subsidiaries, or the incurrence of any liabilities by the Company or any of its Subsidiaries, prior to the Effective Time and the obligation to make any such payment shall be subject to the occurrence of the Closing and (C) the Company shall not be required to provide any such assistance which would interfere unreasonably with the business or operations of the Company or its Subsidiaries.


(h)  (i) Without limiting the generality of
Section 6.8(a), Newco hereby agrees to use its reasonable best efforts to obtain the financing in respect of the transactions contemplated by this Agreement as provided for in the Bank Commitment Letters and the Parent Commitment Letter, including using its reasonable best efforts (A) to negotiate definitive agreements with respect thereto, (B) to satisfy all conditions applicable to Newco in such definitive agreements and (C) when permitted under the Senior Subordinated Commitment Letter, to require LCPI (as defined therein) to provide the Interim Loans (as defined therein). Newco will keep the Company informed on a regular ongoing basis of the status of its efforts to obtain such financing. In the event any portion of such financing becomes unavailable in the manner or from the sources originally contemplated, Newco will use its reasonable best efforts to obtain any such portion from alternative sources on substantially comparable terms, if available.

(ii) Subject to the Company having received the proceeds of the financing described in the Bank Commitment Letters and in Section 7.2(g) and after the satisfaction or waiver of all of the other conditions set forth in Sections 7.1 and 7.2, Newco at Closing will be capitalized with a cash contribution in the form of common equity of an amount at least equal to the Contribution Amount.

SECTION VI.9 Public Announcements. No public release or announcement concerning the transactions contemplated by this Agreement or the Stockholder Agreement shall be issued by any party without the prior written consent of the Company and Newco (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION VI.10  Listing.  The parties hereto shall use
their reasonable best efforts to have the Non-Cash Election Shares admitted for listing on the NYSE or to maintain the listing of the Non-Cash Election Shares on the NYSE, as applicable, or if the Non-Cash Election Shares do not qualify for listing on the NYSE, to have the Non-Cash Election Shares admitted for quotation on the Nasdaq Stock Market (the "Listing"). Any fees in connection with the Listing payable prior to the Effective Time shall be paid by Newco. Neither Newco nor the Company will take any action, for at least three years from the Effective Time, to cause the Listing to be terminated, except (i) in accordance with the applicable requirements of the NYSE, including compliance with Rule 500 of the NYSE, as interpreted in Section 806 of the NYSE Listed Company Manual as in effect on the date hereof, or the Nasdaq Stock Market, as applicable, and (ii) with the approval of a majority of the Non-Cash Election Shares not held of record or beneficially by Parent or its affiliates; provided that nothing in this Section 6.10 shall require Newco or the Company to take any affirmative action to prevent the Listing from being terminated by the NYSE or the Nasdaq Stock Market, as applicable, in the event that the Non-Cash Election Shares cease to meet the applicable Listing standards.

SECTION VI.11  Letter as to Solvency.  The parties
hereto shall engage, at the expense of Newco, an appraisal firm to deliver a letter addressed to the Board of Directors of the

Company and the Company (and on which the Board of Directors of the Company shall be entitled to rely) indicating that immediately after the Effective Time, and after giving effect to the Merger and the financings contemplated by this Agreement and any other transactions contemplated in connection with the Merger, the Surviving Corporation (i) will not be insolvent and will have assets sufficient to pay its debts and (ii) will not have unreasonably small capital with which to engage in its business.

SECTION VI.12  Affiliates.  Prior to the Closing Date,
the Company shall deliver to Newco a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for the purposes of Rule 145 under the Securities Act (the parties agreeing that none of Trinity I Fund, L.P., TF Investors, L.P., Trinity Capital Management, Inc., Thomas M. Taylor, Portfolio H Investors, L.P., Portfolio Associates, Inc. or any of their affiliates shall constitute an "affiliate" of the Company for the purposes of Rule 145 under the Securities Act for the purposes of this Agreement). The Company shall use its reasonable best efforts to cause each such person to deliver to Newco on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit C hereto.

SECTION VI.13  Third Party Standstill Agreements;
Tortious Interference. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which the Company or any of its Subsidiaries is a party (other than involving Parent or its affiliates). Subject to the foregoing, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. This
Section 6.13 shall be subject to Section 6.5.


	ARTICLE VII

	CONDITIONS OF MERGER

SECTION VII.1  Conditions to Obligation of Each Party
to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Certificate of Incorporation and the DGCL;

(b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or governmental authority which prohibits, restrains or enjoins the consummation of the Merger; provided that prior to invoking this condition each party shall comply with Section 6.8;

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(d) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Non-Cash Election Shares shall have been complied with in all material respects.

SECTION VII.2 Conditions to Obligations of Newco. The obligations of Newco to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be so true and correct would not have or would not reasonably be likely to have a Material Adverse Effect; and Newco shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) The Company shall have performed in all material respects the material obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Newco shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)	Newco shall have received evidence, in form and
substance reasonably satisfactory to it, that such consents, approvals, authorizations, permits, actions, filings or notifications of, with or to all Governmental Entities as specified in Section 3.5(b) have been obtained, except where the failure to obtain such consents, approvals, authorizations, permits, actions, filings or notifications would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(d) There shall not be pending any suit, action or proceeding by any U.S. federal Governmental Entity
(i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or, in connection therewith, seeking to obtain from Newco or any of its affiliates any damages that are material to the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Newco of any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or
(iii) seeking to impose limitations on the ability of Newco to acquire or hold, or exercise full rights of ownership of, any shares of the Company Common Stock, including the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company, except in each case for clauses (i),
(ii) or (iii) where any such suit, action or proceeding would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(e)	Newco shall have received the agreements referred
to in Section 6.12.

(f)  The number of Dissenting Shares (other than any
Dissenting Shares owned by Trinity I Fund, L.P., TF Investors, L.P., Trinity Capital Management, Inc., Thomas M. Taylor, Portfolio H Investors, L.P., Portfolio Associates, Inc. or any of their affiliates or any other person or group holding 3% or more of the issued and outstanding shares of Company Common Stock) shall not exceed 5% of the issued and outstanding shares of Company Common Stock.

(g) The Company shall have received the financing proceeds under the Debt Financings on the terms and conditions set forth in the Bank Commitment Letters or upon terms and conditions which are substantially equivalent thereto, and to the extent that any of the terms and conditions are not as so set forth or substantially equivalent, on terms and conditions reasonably satisfactory to Newco; provided that Newco shall have complied with the provisions of Section 6.8.

(h) Newco shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes.

SECTION VII.3  Conditions to Obligations of the
Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Newco in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); provided that this paragraph (a) shall be deemed satisfied so long as the failure of all such representations and warranties to be so true and correct would not have or would not reasonably be likely to have a Newco Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Newco by an executive officer of Newco to such effect.

(b) Newco shall have performed in all material respects the material obligations required to be performed by it under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Newco by an executive officer of Newco to such effect.

(c) The Company and its Board of Directors shall have received the letter referred to in Section 6.11 or Newco shall have provided to the Company and its Board of Directors from another appraisal firm a comparable letter in form and substance reasonably satisfactory to the Company.

(d) The Listing of the Non-Cash Election Shares shall have been approved, subject only to official notice of issuance.


	ARTICLE VIII

	TERMINATION, AMENDMENT AND WAIVER

SECTION VIII.1  Termination.  This Agreement may be
terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a)  by mutual written consent of Newco and the Company;

(b) by Newco or the Company if any Governmental Entity of competent jurisdiction located or having jurisdiction within the United States or any country or economic region in which the Company, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable and, with respect to any Governmental Entity of competent jurisdiction located outside the United States, such order, decree, ruling or other action would have or would reasonably be likely to have a Material Adverse Effect;

(c)	by either Newco or the Company if the Effective
Time shall not have occurred on or before the date which is the later of (i) September 30, 1999 or (ii) two months after the date that the Form S-4 is declared effective by the SEC; provided that such date which is two months after the date that the Form S-4 is declared effective by the SEC is not later than November 30, 1999 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available (x) to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time or (y) to the Company at any such time that there is an unremedied or continuing breach of the Stockholder Agreement by the Principal Stockholder and Newco at such time is seeking specific performance of the Stockholder Agreement in a court proceeding (provided that this clause (y) shall cease to be of effect after December 31, 1999) and, in each case for clauses (x) and (y), any such action, failure to perform or breach has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and, in each case for clause (x), any such action or failure to perform constitutes a breach of this Agreement;

(d)	by the Company if there shall have been a material
breach of any covenant or agreement on the part of Newco contained in this Agreement or the Stockholder Agreement which materially adversely affects Newco's ability to consummate (or materially delays consummation of) the Merger on the terms contemplated hereby, and which shall not have been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(e) by the Company if prior to the adoption of this Agreement by the stockholders of the Company, upon two business days prior notice to Newco, the Board of Directors of the Company shall approve or recommend to stockholders a Superior Proposal; provided, however, that (i) the Board of Directors of the Company shall have concluded in good faith, after giving effect to all the concessions which may be offered by Newco pursuant to clause (ii) below, after consultation with its financial advisors and outside counsel, that such proposal is a Superior Proposal and (ii) prior to any such termination, the Company shall, and shall cause its legal and financial advisors to, negotiate with Newco to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby; provided, further, that such termination under this Section 8.1(e) shall not be effective unless the Company and the Board of Directors of the Company shall have complied with all their obligations under Section 6.5 and until payment of the Termination Fee pursuant to
Section 8.3(b);

(f)	by Newco (i) if there shall have been a material
breach of any covenant or agreement on the part of the Company contained in this Agreement (including Section 6.5) or on the part of the Principal Stockholder contained in the Stockholder Agreement, in each case which shall not have been cured prior to the earlier of (A) 10 business days following notice of such breach and (B) the Termination Date, provided that (x) Newco shall not have the right to terminate this Agreement pursuant to this Section 8.1(f)(i) if Newco is then in material breach of any of its covenants or agreements contained in this Agreement or the Stockholder Agreement and (y) the Company will have no right to cure a breach of Section 6.5 (if such breach is not reasonably capable of being cured) and the Principal Stockholder will have no right to cure a breach of Section 3(c) of the Stockholder Agreement (if such breach is not reasonably capable of being cured); or (ii) if the Board of Directors of the Company shall have withdrawn, modified or changed (it being understood and agreed that a communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(e)(3) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger) in a manner adverse to Newco its approval or recommendation of this Agreement or the Merger or shall have approved or recommended to the stockholders of the Company a Takeover Proposal other than the Merger, or shall have resolved to effect any of the foregoing (it being understood and agreed that the delivery of notice pursuant to the immediately foregoing paragraph (e) and any subsequent public announcement of such notice shall not entitle Newco to terminate this Agreement pursuant to this paragraph (f)); or

(g) by either Newco or the Company if, at the Stockholders Meeting or any adjournment thereof, the holders of a majority in voting power of the outstanding shares of Company
Common Stock shall not have adopted this Agreement.

SECTION VIII.2  Effect of Termination.  In the event of
the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as set forth in this Section 8.2, Section 3.19, Section 4.5, Section 6.4(b),
Section 8.3 and Article IX; provided that nothing herein shall relieve any party from liability for any breach hereof.

SECTION VIII.3  Fees and Expenses.  (a) Except as
otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

(b) The Company shall (y) pay to Newco a fee of $34 million (the "Termination Fee") if: (i) the Company terminates this Agreement pursuant to Section 8.1(e); (ii) Newco terminates this Agreement pursuant to Section 8.1(f)(i) as a result of a breach by the Company of Section 6.5 or pursuant to
Section 8.1(f)(ii); or (iii) Newco or the Company terminates this Agreement in accordance with Section 8.1(g) and prior to any such termination a Takeover Proposal shall have been made and remain pending; provided, however, that no Termination Fee shall be payable to Newco pursuant to clause (iii) of this paragraph (b) unless within 18 months of such termination the Company or any Subsidiary of the Company enters into a definitive agreement to consummate the transactions contemplated by a Takeover Proposal or a Takeover Proposal is otherwise consummated. The Termination Fee shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that, in the case of termination pursuant to clause (iii) above, such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

SECTION VIII.4  Amendment.  This Agreement may be
amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time whether before or after adoption of this Agreement by the stockholders of the Company; provided that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval.

This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION VIII.5  Waiver.  At any time prior to the
Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


	ARTICLE IX

	GENERAL PROVISIONS

SECTION IX.1  Non-Survival of Representations,
Warranties and Agreements. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION IX.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Newco:

Red Dog Acquisition, Corp.
c/o Lehman Brothers Merchant Banking Partners II L.P.
3 World Financial Center
New York, NY 10285
Attention:  Alan Magdovitz
            Daniel James
Facsimile:  212-526-3836
with an additional copy to:

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY  10019
Attention:  Philip A. Gelston
Facsimile:  212-474-3700

if to the Company:

Blount International, Inc.
4520 Executive Park Drive
Montgomery, AL 36116-1602
Attention:  John M. Panettiere
Facsimile:  334-271-8177

and

Attention:  Richard H. Irving, III
Facsimile:  334-271-8130

with an additional copy to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY  10017
Attention:  John G. Finley, Esq.
Facsimile:  212-455-2502

and

Bradley, Arant, Rose & White
2001 Park Place
Suite 1400
Birmingham, AL 35203
Attention:  Susan Doss
Legal Counsel for the Principal Stockholder
Facsimile: 205-521-8800

SECTION IX.3  Certain Definitions.  For purposes of
this Agreement, the term:

(a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;


(b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly,
(A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term "beneficially owned" shall have a corresponding meaning);

(c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York;

(d) "control" (including the terms "controlled",
"controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting
Principles Board of the American Institute of Certified
Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein or, with respect to filings of certain foreign subsidiaries of the Company which include or are prepared on the basis of non-U.S. generally accepted accounting principles, the foreign generally accepted accounting principles applicable to such Subsidiaries;

(f)  "including" means including, without limitation;

(g) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(h) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Newco or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

(i) "to the knowledge of the Company" means to the knowledge of any executive officer of the Company.

SECTION IX.4  Severability.  If any term or other
provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION IX.5 Entire Agreement; Assignment. Except as may otherwise be agreed by the parties, this Agreement, the Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The Disclosure Schedule signed for identification by the parties hereto is incorporated herein and made a part hereof for all purposes as if fully set forth herein. Any fact or item disclosed on any section of the Disclosure Schedule shall not by reason only of such disclosure be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.

SECTION IX.6  Parties in Interest.  This Agreement
shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Sections 2.2 and 6.7 which shall inure to the benefit of the persons or entities benefitting therefrom who are intended to be third-party beneficiaries thereof.

SECTION IX.7  Governing Law.  This Agreement shall be
governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles or conflicts of laws thereof.

SECTION IX.8  Headings.  The descriptive headings
contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION IX.9  Counterparts.  This Agreement may be
executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION IX.10 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in
Section 9.2. Newco hereby irrevocably designates and appoints The Corporation Trust Company at Corporation Trust Center,
1209 Orange Street, Wilmington, Delaware 19801 as its duly appointed agent for service of process in the State of Delaware, for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                RED DOG ACQUISITION, CORP.



                                By: /s/ Alan Magdovitz
                                    Name:  Alan Magdovitz
                                    Title: Chairman



                                BLOUNT INTERNATIONAL, INC.



                                By: /s/ Winton M. Blount
                                    Name:  Winton M. Blount
                                    Title: Chairman of the Board of
                                           Directors

                                                EXHIBIT C


	Form of Company Affiliate Letter


Gentlemen:

The undersigned, a holder of shares of Class A Common
Stock, par value $0.01 per share, of Blount International, Inc., a Delaware corporation (the "Company"), and/or shares of Class B Common Stock, par value $0.01 per share, of the Company, is entitled to receive in connection with the merger (the "Merger") of the Company with Red Dog Acquisition, Corp., a Delaware corporation ("Newco"), securities (the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such Securities of Rules 144 and 145(d) promulgated under the Act.

The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities received by the undersigned pursuant to the Merger, except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

In the event of a sale or other disposition by the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel to the effect that such legends are no longer required for purposes of the Act.

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and (ii) the receipt by Newco of this letter is an inducement and a condition to Newco's obligations to consummate the Merger.


                                        Very truly yours,

Dated:

                                                ANNEX I
                                                TO EXHIBIT C






[Name]                                           [Date]



On __________________, the undersigned sold the securities of Blount International, Inc. (the "Company") described below in the space provided for that purpose (the
"Securities"). The Securities were received by the undersigned in connection with the merger of Red Dog Acquisition, Corp. with and into the Company.

Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

To the extent required by Rule 144 under the Act, the undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.


Very truly yours,



	[Space to be provided for description of securities]














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